PENN MILLERS MUTUAL HOLDING COMPANY
72 NORTH FRANKLIN STREET
WILKES-BARRE, PENNSYLVANIA 18773

NOTICE OF SPECIAL MEETING OF MEMBERS

Notice is hereby given that a Special Meeting of Members (the “Special Meeting”) of Penn Millers Mutual Holding Company (“Penn Millers Mutual” or the “Company”) will be held at Penn Millers Insurance Company, 72 North Franklin Street, Wilkes-Barre, Pennsylvania on October 15, 2009, at 2:00 p.m. The matters to be considered at the Special Meeting shall be:

(1) To consider and vote upon the Plan of Conversion from Mutual to Stock Organization (the “Plan”) providing for the conversion of Penn Millers Mutual from a Pennsylvania mutual holding company to a Pennsylvania stock holding company, and the related adoption of Amended and Restated Articles of Incorporation of the Company.

(2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

As of the date of mailing of this Notice of Special Meeting, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

Under the Bylaws of Penn Millers Mutual, each named insured under a policy of insurance issued by Penn Millers Mutual that was in force at the close of business on July 10, 2009, is a member entitled to vote, except that each such member is entitled to only one vote at the Special Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

Douglas A. Gaudet
President, Chief Executive Officer and Director

September 8, 2009
Wilkes-Barre, Pennsylvania

THE BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL. WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, PLEASE FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED PROXY REPLY ENVELOPE. THIS WILL ASSURE THAT YOUR VOTE WILL BE COUNTED, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING. IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT US AT (877) 764-2743, MONDAY THROUGH FRIDAY BETWEEN THE HOURS OF 10:00 A.M. AND 4:00 P.M.

PENN MILLERS MUTUAL HOLDING COMPANY

PROXY STATEMENT

YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL HOLDING COMPANY FOR USE AT A SPECIAL MEETING OF ITS MEMBERS TO BE HELD ON OCTOBER 15, 2009, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR” THE PLAN OF CONVERSION FROM MUTUAL TO STOCK ORGANIZATION OF PENN MILLERS MUTUAL.

INTRODUCTION

Purpose of Meeting.  A Special Meeting of Members (the “Special Meeting”) of Penn Millers Mutual Holding Company (“Penn Millers Mutual” or the “Company”) will be held at Penn Millers Insurance Company, 72 North Franklin Street, Wilkes-Barre, Pennsylvania, on October 15, 2009, at 2:00 p.m., Eastern Time. The purpose of the Special Meeting is to consider and vote upon a Plan of Conversion from Mutual to Stock Organization, a copy of which is attached hereto as Exhibit A (the “Plan”), and the related Amended and Restated Articles of Incorporation, a copy of which is attached hereto as Exhibit B. The Plan was adopted by the Company’s Board of Directors and, if approved by a majority of members at the Special Meeting who are the named insureds under policies of insurance issued by Penn Millers Insurance Company that were in force at the close of business on July 10, 2009 (“the Voting Record Date”), will permit the Company to convert from a Pennsylvania mutual holding company to a Pennsylvania stock holding company (the “Conversion”) and become a wholly-owned subsidiary of Penn Millers Holding Corporation (the “Holding Company”) pursuant to the provisions of the Pennsylvania Business Corporation Law (the “Act”). The Holding Company is a Pennsylvania corporation formed by Penn Millers Mutual for the purpose of becoming its holding company upon the completion of the Conversion. In connection with the Conversion, the Holding Company will be conducting a common stock offering. See “The Offering of Holding Company Stock.” The Holding Company, Penn Millers Mutual and Penn Millers Insurance Company are collectively referred to herein as “Penn Millers.” All statements made in this Proxy Statement regarding the Plan are qualified in their entirety by reference to the Plan.

The Plan and the Amended and Restated Articles of Incorporation of Penn Millers Mutual are also available on Penn Millers’ website: www.pennmillers.com.

INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

In accordance with the Bylaws of the Company and the terms of the Plan, each named insured under an insurance policy issued by Penn Millers Insurance Company, its property and casualty insurance company subsidiary, that was in force at the close of business on the Voting Record Date is a member who is entitled to notice of and to vote at the Special Meeting (a “Record Date Member”). Each Record Date Member will be entitled at the Special Meeting to cast only one vote if such member of the Company is the named insured as of the Voting Record Date. Thus, a Record Date Member under more than one insurance policy in force as of the Voting Record Date will have only one vote. If there is more than one Record Date Member under an insurance policy in force as of the Voting Record Date, those Record Date Members will collectively have only one vote with respect to such insurance policy.

Twenty-five Record Date Members must be present, in person or by proxy, to constitute a quorum at the Special Meeting. Approval of the Plan will require the affirmative vote, either in person or by proxy, of at least a majority of the Record Date Members entitled to vote at the Special Meeting. As of the Voting Record Date, Penn Millers Insurance Company had 6,131 policies outstanding with respect to which the Record Date Members would be entitled to cast a total of 6,131 votes at the Special Meeting. Accordingly, 3,066 affirmative votes will be needed to approve the Plan and the related Amended and Restated Articles of Incorporation of the Company.

Record Date Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. You may also vote by Internet or telephone, as outlined on the proxy card. If no contrary instructions are given, signed proxies will be voted in favor of the Plan. If any other matters are properly presented before the Special Meeting, the proxies solicited hereby will be voted on such matters by the proxyholders according to their discretion. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by delivering written notice or a duly executed proxy bearing a later date to the Secretary of Penn Millers Mutual, or by attending the Special Meeting and voting in person.

In the event of more than one Record Date Member under an insurance policy, only one signature is required on the proxy. In the event that conflicting proxies are received from more than one Record Date Member with respect to the same policy or in the case of a tie, the proxyholders will vote in accordance with the instructions set forth in the latest proxy to be filed.

Penn Millers has engaged Georgeson Inc. as proxy solicitor to assist the Company in soliciting proxies for the Special Meeting. Penn Millers has also retained Griffin Financial Group, LLC (“Griffin Financial”) to act as a best efforts underwriter in connection with the offering related to this Conversion. These independent agents of Penn Millers frequently can be expected to be the initial contact with members and, as a result, may obtain proxies for or against the Plan. Penn Millers expects to reimburse these agents for their reasonable expenses. Proxies also may be solicited by officers, directors or other employees of Penn Millers, in person, by telephone or through other forms of communication. Such persons will be reimbursed by Penn Millers only for their expenses incurred in connection with this solicitation.

The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof. They will not be used at any other meeting.

THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL HAS UNANIMOUSLY APPROVED THE PLAN OF CONVERSION AND RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL. BECAUSE THE AFFIRMATIVE VOTE OF A MAJORITY OF RECORD DATE MEMBERS IS REQUIRED TO APPROVE THE PROPOSAL, THE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PROPOSAL.

PENN MILLERS HOLDING CORPORATION

Penn Millers Holding Corporation was incorporated under the laws of the Commonwealth of Pennsylvania at the direction of the Board of Directors of Penn Millers Mutual for the purpose of serving as a holding company of Penn Millers Mutual upon the acquisition of all of the capital stock issued by Penn Millers Mutual in the Conversion. Prior to the Conversion, the Holding Company has not engaged, and will not engage, in any material operations. Upon completion of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of Penn Millers Mutual and the net proceeds from the offering. The Holding Company’s principal business will be to hold the stock of Penn Millers Mutual after the Conversion. After the Conversion, the Holding Company will be subject to regulation by the Pennsylvania Insurance Department (the “Department”).

The Holding Company’s executive offices are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania, and its telephone number is (800) 233-8347.

PENN MILLERS MUTUAL HOLDING COMPANY

Penn Millers Mutual is a Pennsylvania-domiciled mutual holding company formed in 1999 when Penn Millers Insurance Company converted from mutual to stock form and reorganized in a mutual holding structure. Pursuant to the Department’s 1998 order approving the mutual holding company formation, each of the policyholders of Penn Millers Insurance Company became members of Penn Millers Mutual.

PENN MILLERS INSURANCE COMPANY

Penn Millers Insurance Company was originally formed as a mutual insurance company in 1887 and offers a wide array of property and casualty insurance products designed to meet the insurance needs of certain segments of the agricultural industry and small commercial businesses. Our agribusiness insurance product includes fire and allied lines, inland marine, general liability, commercial automobile, workers’ compensation and umbrella liability insurance. Our commercial product insurance product combines property, liability, business interruption, and crime coverage for small businesses; workers’ compensation; commercial automobile; and umbrella liability coverage. Penn Millers Insurance Company primarily markets its products through a network of over 450 independent producers in 33 states. Penn Millers Insurance Company has been assigned an “A−” (Excellent) rating by A.M. Best Company, Inc., which is the fourth highest out of fifteen ratings. The latest rating evaluation by A.M. Best Company, Inc. occurred on June 23, 2009.

Penn Millers Insurance Company and its affiliates are, and after the Conversion will continue to be, subject to examination and comprehensive regulation by the Department. The principal offices of Penn Millers Mutual and Penn Millers Insurance Company are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773, and the telephone number for this office is (800) 233-8347.

DESCRIPTION OF THE PLAN OF CONVERSION

General

Effective as of April 22, 2009, Penn Millers Mutual adopted a Plan of Conversion to convert from a mutual to a stock form of organization. Pursuant to the Plan, Penn Millers Mutual will: (i) convert from a Pennsylvania-chartered mutual holding company to a Pennsylvania-chartered stock holding company, which will be accomplished by the amendment of its Articles of Incorporation to authorize the issuance of capital stock and to comply with the requirements of a Pennsylvania stock corporation, and (ii) issue all of its authorized capital stock to the Holding Company. The Holding Company will offer for sale between 4,505,000 and 6,095,000 shares of Holding Company common stock at a price of $10.00 per share (provided that, the maximum number of shares sold may be increased to 6,772,221 shares solely to accommodate the 9.99% interest being purchased by the employee stock ownership plan, as discussed in more detail below). This amount was determined based upon an independent valuation of the consolidated pro forma market value of Penn Millers Mutual as a subsidiary of the Holding Company. The valuation was performed by Curtis Financial Group, LLC (“Curtis Financial”).

The Conversion is contingent upon approval of the Plan by a majority of the Record Date Members of Penn Millers Mutual. The Pennsylvania Insurance Department approved the Plan on August 19, 2009. The Department’s approval of the Plan is not a recommendation or endorsement of the Plan or the related stock offering.

Background and Reasons for the Conversion

The Plan of Conversion was adopted by Penn Millers Mutual on April 22, 2009. The Company adopted the Plan of Conversion because it believes that growth is critical to Penn Millers’ success and the ability to grow requires additional capital. With additional capital Penn Millers will have greater strategic flexibility to achieve its operational goals.

Operationally, Penn Millers Insurance Company is primarily a commercial property and casualty insurer and it expects that its agribusiness and commercial business will remain its focus. Penn Millers Insurance Company will use the capital generated by the Conversion and related stock offering to strengthen this core competency. Specifically, Penn Millers Insurance Company goals are to:

•	Take advantage of growth opportunities when and if a hard market cycle market returns. During a “hard market” cycle price competition is less severe in the property and casualty insurance industry and insurers are able to increase premiums, maintain underwriting discipline, and earn higher profit margins. During such hard market cycles, Penn Millers Insurance Company has historically experienced growth that exceeded industry norms. Therefore, we want to ensure it has sufficient capital to support the additional premium growth and other growth opportunities that it may experience in the next hard market cycle.

•	Attract and retain high-quality insurance producers. Penn Millers Insurance Company’s policies are sold through select independent insurance producers. These producers significantly influence the insured’s decision to choose Penn Millers Insurance Company’s products over those of its competitors. Penn Millers Insurance Company will need capital to continue to differentiate its products and to attract producers by providing responsive and consistent communications and services from Penn Millers Insurance Company loss control, claim adjustment, and management representatives.

•	Continue to develop and market products for unique businesses and industries. Penn Millers Insurance Company has been writing agribusiness policies for over 120 years. In 2009, we introduced our PennEdge product that will enable us to write customized coverages for mid-size commercial accounts. The PennEdge product is designed for unique business and industry segments, such as dry cleaners, manufacturing, hospitality, and printers. Penn Millers Insurance Company will need capital to continue to develop and market these niche products by growing its producer network and entering into select strategic alliances.

The Offering of Holding Company Common Stock

In connection with the Plan, the Holding Company is concurrently offering for sale up to 6,772,221 shares of Holding Company common stock at a price of $10.00 per share. The Holding Company common stock will be offered in three phases: a subscription offering phase, a community offering phase, and a syndicated community offering phase. Shares in the subscription offering phase (the “Subscription Offering”) will be offered in the following order of priority: first, to the eligible members of Penn Millers Mutual, who were the policyholders of Penn Millers Insurance Company as of April 22, 2009 (the “Eligible Members”), second, to the Holding Company’s employee stock ownership plan (the “ESOP”), and third, to the directors, officers and employees of Penn Millers. Subscription rights received in any of the foregoing categories will be subordinated to the subscription rights of those in a prior category, except that the ESOP shall have the right to purchase in the aggregate up to 9.99% of the number of shares of Holding Company common stock issued in the the total offering.

This Proxy Statement does not constitute an offer to sell shares of Holding Company common stock. Such offer shall be made only by means of the prospectus that accompanies this Proxy Statement. Please review the prospectus carefully before investing. The prospectus contains detailed information concerning the Subscription Offering, including:

•	a discussion of the risks of investing in shares of Holding Company common stock;

•	historical financial data for Penn Millers;

•	pro forma financial data for the Holding Company;

•	a discussion of Penn Millers’ business, financial condition and results of operations;

•	a review of certain tax consequences of the Conversion to Penn Millers Mutual and its members;

•	information concerning management and management compensation; and

•	a discussion of the Holding Company’s articles of incorporation and bylaws.

If Penn Millers Mutual receives subscriptions in the Subscription Offering for more than 6,095,000 shares, which is the maximum number being offered to Eligible Members and directors, officers and employees of Penn Millers Mutual, the subscription of such Eligible Members, directors, officers and employees of Penn Millers Mutual may be reduced. In that event, no shares will be sold in the Community Offering (as defined below), and the shares of common stock will be allocated first to Eligible Members and then to directors, officers and employees of Penn Millers Mutual. The maximum number of shares being offered will be increased to the extent necessary to allow the ESOP to purchase 9.99% of the shares issued in the Conversion.

If Eligible Members subscribe for more than 6,095,000 shares, no shares of common stock will be sold to directors, officers and employees of Penn Millers Mutual (except in his or her capacity as an Eligible Member). The shares of common stock will be allocated so as to permit each subscribing Eligible Members to purchase up to 1,000 shares (unless the magnitude of subscriptions does not permit such an allocation). Any remaining shares will be allocated among the Eligible Members who subscribe for more than 1,000 shares in proportion to the respective amounts of shares for which they subscribe.

To the extent that shares remain available after satisfaction of all subscriptions in the Subscription Offering, shares of Holding Company common stock may be offered to the general public in a community offering (the

“Community Offering”). The Community Offering and the Subscription Offering will be conducted simultaneously and both offerings are scheduled to end on October 7, 2009.

In the Community Offering, the Holding Company, in its sole and absolute discretion, may give preference to subscriptions received from the following categories of subscribers before proceeding to accept subscriptions from the general public:

•	licensed insurance agencies that have been appointed by or otherwise are under contract with Penn Millers Mutual to market and distribute policies of insurance;

•	members under policies of insurance issued by Penn Millers Mutual after April 22, 2009; and

•	natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne Counties, Pennsylvania.

Unlike the Subscription Offering, purchasers in the Community Offering do not have a priority right to purchase shares of Holding Company common stock, and their orders are subordinate to the rights of the eligible subscribers in the Subscription Offering. The minimum number of shares that may be purchased is 25 shares. The maximum allowable purchase for any person or entity, together with associates, affiliates or persons acting in concert, is 304,750 shares ($3,047,500), or 5% of the number of shares to be sold in a maximum offering.

The Subscription Offering and the Community Offering will be managed by Griffin Financial. Any shares of Holding Company common stock not purchased in the Subscription Offering and Community Offering may, in the absolute discretion of the Holding Company, be offered for sale to the general public through a syndicate of registered broker-dealers to be formed and co-managed by Griffin Financial and Sterne Agee & Leach, Inc. on the Holding Company’s behalf (the “Syndicated Community Offering”). The Subscription Offering, the Community Offering and the Syndicated Community Offering, if any, are hereinafter collectively referred to as the “Offerings.”

If the number of shares purchased in the Offerings are collectively less than 4,505,000, then Penn Millers will return all funds received in the Offerings promptly to purchasers, with any interest earned on such funds. In that event, Penn Millers Mutual may cause a new valuation of the pro forma market value of Penn Millers Mutual to be performed, and based on this valuation commence a new offering of the common stock. In that event, people who submitted subscriptions or orders will be permitted to submit new subscriptions or orders.

The Holding Company has never issued any capital stock to the public. Consequently, there is no established market for its common stock. The Holding Company has applied to have its stock listed on the Nasdaq Global Market, but an active trading market may not develop.

Valuation of the Company

The Plan requires that the aggregate purchase price of the shares of Holding Company common stock to be issued in the Conversion be based upon the appraised estimated consolidated pro forma market value of the common stock, as determined on the basis of an independent valuation. Curtis Financial, a firm experienced in valuations of insurance companies and other financial institutions, has made an independent appraisal of the estimated consolidated pro forma market value of Penn Millers Mutual (the “Valuation”) and has determined that, as of August 7, 2009, such estimated consolidated pro forma market value ranged from $45,050,000 to $60,950,000 (the “Estimated Valuation Range”). The Holding Company, in consultation with its advisors, has determined to offer the shares in the Conversion at a price of $10.00 per share (the “Purchase Price”). Accordingly, the Holding Company will offer between 4,505,000 and 6,095,000 shares of Holding Company common stock in the Offerings, except that the Holding Company may issue up to 6,772,221 shares if necessary to satisfy the ESOP’s subscription rights to purchase 9.99% of the shares issued in the Conversion.

The Valuation is not intended and must not be construed as a recommendation of any kind as to the advisability of purchasing shares or as any form of assurance that, after the Conversion, the shares can be resold at or above the Purchase Price. The Valuation considered a number of factors and was based upon estimates derived from those factors, all of which are subject to change from time to time. In preparing the Valuation, Curtis Financial relied upon and assumed the accuracy and completeness of financial and statistical information provided by Penn Millers Mutual. Curtis Financial did not verify the audited financial statements of Penn Millers Mutual as of and for the years ended December 31, 2008, 2007, 2006 and 2005, or independently value the assets of Penn Millers Mutual. The Valuation will be further updated immediately prior to the completion of the Conversion.

In the event that an updated valuation is provided by Curtis Financial that does not fall within the Estimated Valuation Range, and the Holding Company determines to proceed with the Offerings, the Holding Company will return the funds received to purchasers, without interest, and will resolicit those who have previously subscribed for shares in the Subscription Offering, Community Offering and Syndicated Community Offering. We will also resolicit purchasers in the event that the Offerings are extended beyond November 23, 2009.

Amendment of Articles of Incorporation

The Conversion will be accomplished by the filing of amended and restated articles of incorporation for Penn Millers Mutual. These amended and restated articles will, among other things, create and authorize the issuance of shares of capital stock of the converted company. After issuance of the shares of capital stock to the Holding Company, Penn Millers Mutual will become a wholly owned stock subsidiary of the Holding Company and will be re-named “PMMLTC Corp”.

Effect of the Conversion on Members

General.  Each member of Penn Millers Mutual is a policyholder of Penn Millers Insurance Company, and as such has certain interests in Penn Millers Mutual, including the right to vote for the election of directors and certain other corporate transactions, and the right to receive dividends if, as and when declared by the board of directors of the Company.

Members of mutual insurance companies also have rights in the unlikely event of a solvent dissolution of a mutual company. Under Pennsylvania law, it is unclear how mutual members are treated in this case. One provision of Pennsylvania law applies to all nonstock corporations. Under this provision, unless otherwise provided in the articles, bylaws or the documents evidencing membership in the nonstock corporation, upon a solvent dissolution, members have the right to receive a pro rata distribution of any surplus remaining after the satisfaction of all claims and other liabilities of the company. A more recent provision of Pennsylvania law, specifically applicable to mutual insurance companies, states that any surplus of a mutual insurance company remaining after satisfaction of all claims and liabilities escheats to the Commonwealth of Pennsylvania. In the view of the Department, the more recent statute is controlling.

A member of Penn Millers Mutual must have an effective insurance policy issued by Penn Millers Insurance Company. However, this membership interest has no market value because it cannot be separated from the underlying policy and in any event is not transferable. A policyholder whose policy is terminated loses the membership interest. As of the completion of the Conversion, all member interests in Penn Millers Mutual described herein will terminate. However, the termination of your membership interest will not change your insurance coverage or premiums.

If the Plan of Conversion is not approved by Penn Millers Mutual’s Record Date Members or if the Conversion fails to be completed for any other reason, Penn Millers Mutual will continue as a mutual holding company. In this case, the Record Date Members will retain the rights described above.

Continuity of Insurance Coverage and Business Operations.  The Conversion will not change the insurance protection or premiums under individual insurance policies with Penn Millers Insurance Company. During and after the Conversion, the normal business of Penn Millers Insurance Company of issuing insurance policies in exchange for premium payments and processing and paying claims will continue without change or interruption. After the Conversion, Penn Millers Insurance Company will continue to provide services for members under current policies and by its present management and staff.

The Board of Directors serving Penn Millers Mutual at the time of the Conversion will serve as the Board of Directors of Penn Millers Mutual after the Conversion. The Board of Directors of the Holding Company will consist of the following persons, each of whom is an existing director of Penn Millers Mutual: Heather M. Acker, F.

Kenneth Ackerman, Jr., Dorrance R. Belin, John L. Churnetski, John M. Coleman, Douglas A. Gaudet, Kim E. Michelstein, Robert A. Nearing, Jr., Donald A. Pizer, James M. Revie, J. Harvey Sproul, Jr. All officers of Penn Millers Mutual at the time of the Conversion will retain their positions with Penn Millers Mutual after the Conversion.

Voting Rights.  After the Conversion, the voting rights of all members in Penn Millers Mutual will cease. Members will no longer have the right to elect the directors of Penn Millers Mutual or approve transactions involving Penn Millers Mutual. Instead, voting rights in Penn Millers Mutual will be held by the Holding Company, which will own all the capital stock of the converted Penn Millers Mutual. Voting rights in the Holding Company will be held by the shareholders of the Holding Company. Each holder of common stock will be entitled to vote on any matter to be considered by the shareholders of the Holding Company, subject to the terms of the Holding Company’s articles of incorporation and bylaws and to the provisions of Pennsylvania and federal law.

Dividends.  Currently, dividends are paid only if, as and when declared by the board of directors of Penn Millers Mutual. Penn Millers Mutual has never declared a member dividend. After the Conversion, the Holding Company will have the exclusive right to receive any dividends paid by Penn Millers Mutual, and the shareholders of the Holding Company will have the exclusive rights to receive any dividends paid by the Holding Company.

Rights Upon Dissolution.  As discussed above, it is unclear what right members would have if there were a solvent dissolution of Penn Millers Mutual. However, it is clear that after the Conversion, members will no longer have the right to receive a pro rata distribution of any remaining surplus of Penn Millers Mutual. Instead, this right will vest in the Holding Company as the sole shareholder of Penn Millers Mutual. In the event of a liquidation, dissolution or winding up of the Holding Company, shareholders of the Holding Company would be entitled to receive, after payment of all debts and liabilities of the Holding Company, a pro rata portion of all assets of the Holding Company.

Federal Income Tax Considerations

General

The statements of United States federal income tax law, or legal conclusions with respect to United States federal income tax law, in the following discussion constitute the opinion of Stevens & Lee on the material federal income tax considerations to:

•	Penn Millers Mutual upon the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company;

•	eligible members that are U.S. Persons that hold their membership interests in Penn Millers Mutual as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), of the receipt, exercise and lapse of subscription rights to purchase shares of the common stock of Penn Millers Holding Corporation (which we refer to as our common stock) in the subscription offering;

•	eligible members that are U.S. Persons that purchase shares of Holding Company common stock in the Subscription Offering upon the exercise of subscription rights and hold their shares of Holding Company common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of common stock purchased in the Subscription Offering; and

•	other investors that are U.S. Persons that purchase shares of common stock in the Community Offering and hold their shares of common stock as a capital asset within the meaning of Section 1221 of the Code, of the acquisition, ownership and disposition of shares of common stock purchased in the Community Offering.

The following discussion is based, primarily, on private letter rulings that have been issued by the Internal Revenue Service to certain corporations unrelated to Penn Millers that have engaged in transactions that are analogous to the conversion. Under the Code, private letter rulings are directed only to the taxpayer that requested the rulings and they may not be used or cited as precedent by other taxpayers. In addition, some of the discussion below under “— Tax Consequences of Subscription Rights ,” is outside the scope of the private letter rulings that have been issued by the Internal Revenue Service and is based on the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. No assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any part of the discussion under “— Tax Consequences of Subscription Rights,” below.

The following discussion is directed solely to eligible members of Penn Millers Mutual that are U.S. Persons and hold membership interests in a qualifying policy as a capital asset within the meaning of Section 1221 of the Code, and it does not purport to address all of the United States federal income tax consequences that may be applicable to Penn Millers Mutual or to the individual circumstances of particular categories of eligible members of Penn Millers Mutual, in light of their specific circumstances. For example, if a partnership holds membership interests in a qualifying policy, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds membership interests in a qualifying policy, you should consult your tax advisor. In addition, the following discussion does not address aspects of United States federal income taxation that may be applicable to eligible members of Penn Millers Mutual subject to special treatment under the Code, such as financial institutions, insurance companies, pass-through entities, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, or tax-exempt organizations, or any aspect of the U.S. alternative minimum tax or state, local or foreign tax consequences of the proposed transactions.

For purposes of this discussion, the term “U.S. Person” means (a) a citizen or resident of the United States, (b) a corporation, or entity treated as corporation, created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (ii) the trust has a valid election in effect to be treated as a U.S. Person for United States federal income tax purposes, or (e) any other person or entity that is treated for United States federal income tax purposes as if it were one of the foregoing.

This discussion does not constitute tax advice and is not intended to be a substitute for careful tax planning. Each eligible member is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of Holding Company common stock in the Subscription Offering. Each prospective purchaser of shares of Holding Company common stock is urged to consult its own tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of the acquisition, ownership and disposition of shares of common stock purchased in the Offerings.

The Conversion

For federal income tax purposes:

•	the conversion of Penn Millers Mutual from a mutual holding company to a stock holding company will be a reorganization within the meaning of Section 368(a)(1)(E) of the Code;

•	Penn Millers Mutual in its post-conversion stock form will constitute one and the same taxable entity as Penn Millers Mutual in its pre-conversion mutual form;

•	neither Penn Millers Mutual in its pre-conversion mutual form nor Penn Millers Mutual in its post-conversion stock form will recognize gain or loss as a result of the conversion; and

•	the tax attributes of Penn Millers Mutual in its pre-conversion mutual form will remain unchanged as tax attributes of Penn Millers Mutual in its post-conversion stock form. Thus, Penn Millers Mutual’s basis in its assets, holding period for its assets, net operating loss carryovers, if any, capital loss carryovers, if any, earnings and profits and accounting methods will not be changed by reason of the conversion.

Tax Consequences of Subscription Rights

Generally, the federal income tax consequences of the receipt, exercise and lapse of subscription rights are uncertain. They present novel issues of tax law that are not adequately addressed by any direct authorities. Nevertheless, based upon the advice of Stevens & Lee, we believe, and we intend to take the position that, for U.S. federal income tax purposes:

•	eligible members will be treated as transferring their membership interests in Penn Millers Mutual to Penn Millers Holding Corporation in exchange for subscription rights to purchase Holding Company common stock;

•	any gain realized by an eligible member as a result of the receipt of a subscription right with a fair market value must be recognized, whether or not such right is exercised;

•	the amount of gain that must be recognized by an eligible member as a result of the receipt of a subscription right will equal the fair market value of such subscription right;

•	any gain recognized by an eligible member as a result of the receipt of a subscription right with a fair market value should constitute a capital gain, which will be long term capital gain if the eligible member has held its membership interests for more than one year; and

•	if an eligible member is required to recognize gain on the receipt of a subscription right and does not exercise such subscription right, (i) the eligible member should recognize a corresponding loss upon the expiration or lapse of such member’s unexercised subscription right, (ii) the amount of that loss should equal the gain previously recognized upon receipt of the unexercised subscription right, and (iii) if the common stock that an eligible member would have received upon exercise of the lapsed subscription right would have constituted a capital asset in the hands of that eligible member, the resulting loss upon expiration of the subscription right should constitute a capital loss.

For purposes of determining gain, it is unclear how to determine the number of subscription rights that may be allocated to each eligible member during the subscription offering.

Curtis Financial has advised us that it believes the subscription rights will not have any fair market value. Curtis Financial has noted that the subscription rights will be granted at no cost to recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in the Community Offering. Curtis Financial cannot assure us, however, that the Internal Revenue Service will not challenge Curtis Financial’s determination or that such challenge, if made, would not be successful. Nevertheless, eligible members are encouraged to consult with their tax advisors about the U.S. federal, state, local and non-U.S. income and other tax consequences of the receipt, exercise and lapse of subscription rights to purchase shares of common stock in the Subscription Offering. See also “— Recent Tax Developments” below.

Tax Consequences to Purchasers of Common Stock in the Offerings

Basis and Holding Period.  The adjusted tax basis of a share of Holding Company common stock purchased by an eligible member pursuant to the exercise of a subscription right will equal the sum of the amount of cash paid for such share plus the basis, if any, of the subscription right that is exercised to purchase such share, taking into account the income and gain, if any, recognized by such eligible member on the receipt of such subscription right, less any prior return of capital distributions in respect of such stock. In all other cases, a holder’s adjusted tax basis in its shares of common stock generally will equal the U.S. holder’s acquisition cost less any prior return of capital distributions in respect of such stock. The holding period of a share of Holding Company common stock purchased by an eligible member through the exercise of a subscription right will begin on the date on which the subscription right is exercised. In all other cases, the holding period of common stock purchased by an eligible member or other investor in the Community Offering will begin on the date following the date on which the stock is purchased.

Dividends and Distributions.  If the Holding Company pays cash distributions to holders of shares of its common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the holder’s adjusted tax basis in its shares of common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its shares of common stock and will be treated as described under “— Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income.

Gain or Loss on Sale, Exchange or Other Taxable Disposition of Common Stock.  In general, a holder of shares of Holding Company common stock must treat any gain or loss recognized upon a sale, exchange or other taxable disposition of such shares (which would include a dissolution and liquidation) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for its shares of common stock so disposed of exceeds one year. In general, a holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the holder’s adjusted tax basis in its shares of common stock so disposed of. Long-term capital gain realized by a non-corporate holder generally will be subject to a maximum rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a holder of its shares of common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Recent Tax Developments

We call to your attention that, on August 6, 2008, the opinion of the United States Court of Federal Claims was filed in the case of Eugene A. Fisher, Trustee, Seymour P. Nagan Irrevocable Trust, Plaintiff, v. The United States, Defendant (No. 04-1726T), in which the court ruled that a policyholder of Sun Life Assurance Company that, in the course of the demutualization of Sun Life in a recapitalization that constituted a reorganization under the Code, (a) exchanged its voting and liquidation rights in Sun Life for shares of the common stock of a new holding company that would become the corporate parent of Sun Life (the “Exchange Shares”), and (b) sold the Exchange Shares on the open market, did not realize any income for federal income tax purposes on the sale of the Exchange Shares, because the amount realized by the policyholder on the sale of the Exchange Shares was less than the policyholder’s cost basis in its Sun Life insurance policy as a whole. The opinion of the court is contrary to the long-standing published position of the Internal Revenue Service that the basis of stock received by a policyholder in the course of a mutual insurance company’s demutualization in a series of transactions that constitute a reorganization within the meaning of Section 368(a) of the Code is zero. We understand that the government has appealed the court’s decision.

The plan of conversion and the law considered by the court in Fisher were substantially different than Penn Millers Mutual’s Plan of Conversion and the corresponding law of Pennsylvania. Nevertheless, if the principles articulated by the court in Fisher were determined to be applicable to the Subscription Offering: (a) eligible members would not be required to recognize any income or gain upon the receipt of subscription rights with a fair market value if the fair market value of the subscription rights did not exceed the eligible policyholder’s cost basis in its Penn Millers insurance policy as a whole; and (b) the basis of the shares of Holding Company common stock purchased by an eligible member pursuant to the exercise of subscription rights would equal the sum of the purchase price of the stock plus the eligible member’s adjusted tax basis in the subscription rights that are exercised.

You should consult your tax advisors with respect to the potential tax consequences to you of the receipt, exercise and lapse of subscription rights and the determination of your adjusted tax basis in your shares of Holding Company common stock, based on your particular circumstances.

Information Reporting and Backup Withholding

The Holding Company must report annually to the Internal Revenue Service and to each holder the amount of dividends or other distributions it pays to such holder on its shares of common stock and the amount of tax withheld with respect to those distributions, regardless of whether withholding is required.

The gross amount of dividends and proceeds from the disposition of shares of common stock paid to a holder that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be subject to backup withholding at the applicable rate (currently 28 percent).

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S federal income tax liability, if any, by the Internal Revenue Service if the required information is furnished to the Internal Revenue Service in a timely manner.

DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ELIGIBLE MEMBER AND EACH OTHER PROSPECTIVE PURCHASER OF SHARES OF COMMON STOCK IN THE OFFERINGS IS URGED TO CONSULT HIS OR HER TAX AND FINANCIAL ADVISOR.

Interpretation of the Plan of Conversion

All interpretations of the Plan by a majority of the board of directors of Penn Millers Mutual and the board of directors of the Holding Company will be final, subject to the limitations of applicable law.

Amendment and Termination

The Plan may be substantively amended at any time by the Board of Directors of Penn Millers Mutual as a result of comments from regulatory authorities, including the Pennsylvania Insurance Department, or for any other reason. The Plan may be terminated at any time by and in the sole discretion of the Board of Directors of Penn Millers Mutual.

Certain Benefits to Employees & Directors

In connection with the Conversion and Offerings, the Holding Company has adopted an employee stock ownership plan, or ESOP, for the exclusive benefit of participating employees, to be implemented upon completion of the Offerings. The ESOP is expected to borrow funds to purchase 9.99% of the shares of Holding Company common stock sold in the Offerings. Under the ESOP, shares of Holding Company common stock will be allocated annually to employees of the Holding Company and its subsidiaries over a 10 year period on the basis of their respective annual wages and their value will be charged against the Company as an employee benefit expense. Employees must be employed at least 1,000 hours in a calendar year in order to receive an allocation. In addition, the Holding Company intends to adopt a stock-based incentive plan pursuant to which the Holding Company could: (i) award employees and directors of the Holding Company and its affiliates up to 4% of the number of shares of Holding Company common stock sold in the Offerings as restricted stock awards or through vesting of restricted stock unit awards, and (ii) grant options to acquire Holding Company common stock to employees and directors of the Holding Company and its affiliates, in an amount up to 10% of the number of shares of Holding Company common stock sold in the Offerings. The stock-based incentive plan is subject to approval by the Holding Company’s shareholders at the first meeting of shareholders to be held no sooner than six months after the consummation of the Offerings. No decisions concerning the number of shares to be awarded or options to be granted to any director or employee have been made at this time. For a more detailed description of the benefits to employees and directors, including executive employment agreements and executive compensation, see the accompanying prospectus.

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PENN MILLERS MUTUAL

The following is a summary of certain provisions of the Amended and Restated Articles of Incorporation of Penn Millers Mutual attached hereto as Exhibit B. The Amended and Restated Articles of Incorporation will become effective upon the completion of the Conversion.

Pursuant to the Amended and Restated Articles of Incorporation, Penn Millers Mutual will change its name to “PMMHC Corp.” The Amended and Restated Articles of Incorporation will authorize Penn Millers Mutual to issue 1,000,000 shares of common stock, $0.01 par value per share. All of Penn Millers Mutual’s outstanding common stock will be issued to and owned by the Holding Company. Accordingly, exclusive voting rights with respect to the affairs of Penn Millers Mutual after the Conversion will be vested in the Board of Directors of the Holding Company. Penn Millers Mutual’s Amended and Restated Articles of Incorporation will provide that such Articles may be amended only if such amendment is approved by the Board of Directors of Penn Millers Mutual, and, if and to the extent required by law, approved by the Department and the shareholders of Penn Millers Mutual (i.e., the Holding Company).

A vote in favor of the Plan also will constitute a vote to approve the Amended and Restated Articles of Incorporation of Penn Millers Mutual.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF PENN MILLERS MUTUAL UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PLAN AND THE RELATED AMENDED AND RESTATED ARTICLES OF INCORPORATION. VOTING IN FAVOR OF THE PLAN WILL NOT OBLIGATE YOU TO PURCHASE COMMON STOCK IN THE OFFERING.

ADDITIONAL INFORMATION

YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THIS PROXY MATERIAL AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTE WILL BE COUNTED. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE AS OUTLINED ON THE PROXY CARD. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF PENN MILLERS MUTUAL AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SHARES OF HOLDING COMPANY COMMON STOCK. SUCH OFFERS MAY BE MADE ONLY BY THE PROSPECTUS.

BY ORDER OF THE BOARD OF DIRECTORS

Douglas A. Gaudet
President, Chief Executive Officer and Director

September 8, 2009
Wilkes-Barre, Pennsylvania

IF YOU HAVE ANY QUESTIONS, PLEASE CONTACT US AT (877) 764-2743, BETWEEN THE HOURS OF 10:00 A.M. AND 4:00 P.M.

EXHIBIT A

PLAN OF CONVERSION

PENN MILLERS MUTUAL HOLDING COMPANY
PLAN OF CONVERSION
FROM MUTUAL TO STOCK FORM
Adopted by the Board of Directors on April 22, 2009

PENN MILLERS MUTUAL HOLDING COMPANY

PLAN OF CONVERSION
FROM MUTUAL TO STOCK FORM

1.  GENERAL.

Penn Millers Mutual Holding Company (“PMMHC”) is a Pennsylvania mutual corporation with a wholly-owned subsidiary, PMHC Corp. (“PMHC”), and is the mutual holding company for Penn Millers Insurance Company (“PMIC”). On April 22, 2009, the Board of Directors of PMMHC, after careful study and consideration, unanimously adopted this Plan of Conversion (the “Plan”). Under this Plan, PMMHC proposes to convert from mutual to stock form and to offer and sell shares of the common stock of Penn Millers Holding Corporation (“HoldCo” and together with HoldCo, PMIC, PMHC and PMMHC, the “Company”), a newly formed holding company for PMMHC (the “Common Stock”). The shares of Common Stock will be offered and sold first to qualifying offerees under the Subscription Offering and then to qualifying offerees under the Community Offering (each as hereinafter defined).

Because it involves the conversion of PMMHC from mutual to stock form, this Plan must be approved by the Pennsylvania Insurance Commissioner pursuant to the Commissioner’s 1998 Order approving the conversion transaction by which the Company’s current mutual holding company structure was created. Accordingly, and in order to ensure that this Plan is fair to members of PMMHC, the Company has discussed this Plan with senior staff at the Pennsylvania Insurance Department (“PID”), and, as a condition to the Offering, will obtain from the Insurance Commissioner an approval of the Offering or, as applicable, will obtain written confirmation from the Commissioner that such approval is not required and that the Company may proceed with the Offering.

This Plan is subject to the approval of the members of PMMHC in accordance with Section 2105 of the Pennsylvania Business Corporation Law of 1988, as amended, as provided in Section 10 and Section 11 hereof.

2.  DEFINITIONS.

As used in this Plan, the terms set forth below have the following meanings:

2.1 “Affiliate” means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

2.2 “Appraised Value” means the final estimated consolidated pro forma market value of PMMHC, as determined by the Independent Appraiser at the conclusion of the Offering.

2.3 “Associate” when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Company or a majority-owned subsidiary of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any Tax-Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of HoldCo or the Company); (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Company, or any of its subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through (iii) above.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Commissioner’s 1998 Order” means the 1998 order of the Pennsylvania Insurance Commissioner approving the conversion transaction by which the Company’s current mutual holding company structure was created.

2.6 “Common Stock” means common stock, par value $0.01 per share, of HoldCo.

2.7 “Community Offering” means the offering for sale by HoldCo of any shares of Common Stock not subscribed for in the Subscription Offering as set forth in Section 6 hereof. HoldCo may retain the assistance of a broker-dealer or syndicate of broker-dealers to assist it in connection with the sale of Common Stock in the Community Offering.

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2.8 “Company” means HoldCo, PMIC, PMHC and PMMHC.

2.9 “Conversion” means: (i) the amendment of the articles of incorporation of PMMHC to authorize the issuance of shares of capital stock and to conform to the requirements of a stock corporation under the laws of the Commonwealth of Pennsylvania, and (ii) the offer and sale of Common Stock by HoldCo in the Offering.

2.10 “Director” means any Person who is a director of the Company or any subsidiary thereof.

2.11 “Effective Date” means the date of closing of the sale of shares of Common Stock in the Offering conducted pursuant to this Plan.

2.12 “Eligibility Record Date” means the close of business on April 22, 2009, the effective date of the adoption of the Plan by the Board of Directors of PMMHC.

2.13 “Eligible Member” means a Person who, on the Eligibility Record Date, is (i) a Person who is a named insured under a Qualifying Policy that is a group policy, or (ii) a Person who is a named insured under a Qualifying Policy that is an individual policy.

2.14 “Employee” means any natural person who is a full or part-time employee of the Company or any of its subsidiaries at the Effective Date.

2.15 “ESOP” means the employee stock ownership plan to be established by HoldCo or the Company as a Tax-Qualified Employee Stock Benefit Plan.

2.16 “HoldCo” means Penn Millers Holding Corporation, a Pennsylvania corporation that will become the holding company for PMMHC in connection with the Conversion.

2.17 “Independent Appraiser” means the independent investment banking or financial consulting firm retained by the Company to determine the Valuation Range and Appraised Value.

2.18 “Insider” means any Officer or Director of the Company or any Affiliate of the Company, and any Person acting in concert with any such Officer or Director.

2.19 “MRPs” means any restricted stock plan, such as a management recognition plan established or to be established by HoldCo or any of its affiliates.

2.20 “Offering” means the offering of shares of Common Stock pursuant to this Plan in the Subscription Offering and the Community Offering or any Public Offering.

2.21 “Officer” means the chairman of the board of directors, president, vice-president (but not an assistant vice president, second vice president or other vice president having authority similar to an assistant or second vice president), secretary, treasurer or principal financial officer, controller or principal accounting officer and any other Person performing similar functions with respect to any organization whether incorporated or unincorporated.

2.22 “Option Plan” means any stock option plan established or to be established by the Company or any of its subsidiaries.

2.23 “Order Form” means the form provided on behalf of HoldCo, containing all such terms and provisions as set forth in Section 8 hereof, to a Person by which Common Stock may be ordered in the Offering.

2.24 “Participant” means a Person to whom Common Stock is offered under the Subscription Offering.

2.25 “Pennsylvania BCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

2.26 “PID” means the Pennsylvania Insurance Department.

2.27 “Person” means any corporation, partnership, association, limited liability company, trust, or any other entity or a natural person.

2.28 “Plan” means this Plan of Conversion as adopted by the Board of Directors of PMMHC, as it may be amended from time to time pursuant to the terms hereof.

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2.29 “PMHC” means PMHC Corp., a Pennsylvania corporation which is the wholly-owned subsidiary of PMMHC and the holding company for PMIC.

2.30 “PMIC” means Penn Millers Insurance Company, a Pennsylvania insurance company which is the wholly-owned subsidiary of PMHC.

2.31 “PMMHC” means Penn Millers Mutual Holding Company, a Pennsylvania mutual company which is the holding company for PMHC.

2.32 “Prospectus” means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, the Community Offering, and for providing information to Persons in connection with the Offering.

2.33 “Public Offering” means an underwritten firm commitment or best efforts offering to the public through one or more underwriters.

2.34 “Purchase Price” means the price per share at which the Common Stock is ultimately sold by HoldCo to Persons in the Offering in accordance with the terms hereof.

2.35 “Qualifying Policy” means a policy of insurance issued by PMIC and in force as of the close of business on the Eligibility Record Date.

2.36 “SEC” means the U.S. Securities and Exchange Commission.

2.37 “Subscription Offering” means the offering of the Common Stock that is described in Section 5 hereof.

2.38 “Subscription Rights” means non-transferable rights to subscribe for Common Stock in the Subscription Offering granted to Participants pursuant to the terms of this Plan.

2.39 “Tax-Qualified Employee Stock Benefit Plan” means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the Employees of the Company or any of its subsidiaries and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect. A “Non-Tax-Qualified Employee Stock Benefit Plan” is any defined benefit plan or defined contribution plan which is not so qualified.

2.40 “Valuation Range” means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Offering, as determined by the Independent Appraiser in accordance with Section 3 hereof.

2.41 “Voting Record Date” means the date established by the Board of Directors of PMMHC to determine members eligible to vote at the special meeting of members called to vote to approve the Plan, as provided in Section 11 hereof.

3.  TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

The number of shares of Common Stock required to be offered and sold by HoldCo in the Offering will be determined as follows:

(a) Independent Appraiser.  The Independent Appraiser will be retained by the Company to determine the Valuation Range. The Valuation Range will consist of a midpoint valuation, a valuation fifteen percent (15%) above the midpoint valuation (the “Maximum of the Valuation Range”) and a valuation fifteen percent (15%) below the midpoint valuation (the “Minimum of the Valuation Range”). The Valuation Range will be based upon the financial condition and results of operations of the Company, a comparison of the Company with comparable publicly-held insurance companies, and such other factors as the Independent Appraiser may deem to be relevant, including that value which the Independent Appraiser estimates to be necessary to attract a full subscription for the Common Stock. The Independent Appraiser will submit to PMMHC the Valuation Range and a related report that describes the data and methodology used to determine the Valuation Range.

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(b) Purchase Price.  The Purchase Price is a per share price for Common Stock that will be uniform as to all purchasers in the Offering and will be determined by HoldCo.

(c) Number of Shares of Common Stock to be Offered.  The maximum number of shares of Common Stock to be offered in the Offering shall be equal to the sum of: (i) the Maximum of the Valuation Range divided by the Purchase Price, plus (ii) the number of shares required to enable the ESOP to purchase in the aggregate ten percent (10%) of the total shares of Common Stock issued in the Offering.

(d) Number of Shares of Common Stock to be Sold.  Immediately following the completion of the Offering, the Appraiser will submit to PMMHC the Appraised Value as of the last day of the Offering. If the Appraised Value does not fall within the Valuation Range, then PMMHC may cancel the Offering and terminate this Plan, establish a new Valuation Range and extend, reopen or hold a new Offering, or take such other action as it deems to be reasonably necessary.

(e) If the Appraised Value falls within the Valuation Range, the following steps will be taken:

(i) Subscription Offering Meets or Exceeds Maximum.  If the number of shares to which Participants subscribe in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants; provided, however, that the number of shares of Common Stock issued shall not exceed the number of shares of Common Stock offered in the Offering. In the event of an oversubscription in the Subscription Offering, shares of Common Stock shall be allocated among the subscribing Participants as provided in Sections 5 and 6 below; provided, however, that no fractional shares of Common Stock shall be issued.

(ii) Subscription Offering Meets or Exceeds Minimum.  If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, but less than the Maximum of the Valuation Range, then HoldCo on the Effective Date shall issue shares of Common Stock to the subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full. To the extent that shares of Common Stock remain unsold after the subscriptions of all Participants in the Subscription Offering have been satisfied in full, HoldCo shall have the right in its absolute discretion to accept, in whole or in part, subscriptions received from subscribers in the Community Offering; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range; and, provided further, that no fractional shares of Common Stock shall be issued.

(iii) Subscription Offering Does Not Meet Minimum.  If the number of shares of Common Stock subscribed for by Participants in the Subscription Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such event HoldCo may accept subscriptions received from subscribers in the Community Offering. If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range, then on the Effective Date HoldCo shall: (A) issue shares of Common Stock to subscribing Participants in an amount sufficient to satisfy the subscriptions of such Participants in full, and (B) issue to subscribers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued to subscribing Participants and to subscribers in the Community Offering multiplied by the Purchase Price shall be equal to the Minimum of the Valuation Range; provided, however, that no fractional shares of Common Stock shall be issued. HoldCo may in its absolute discretion elect to issue shares of Common Stock to subscribers in the Community Offering in excess of the number determined by reference to clause (B) of the preceding sentence; provided, however, that the number of shares of Common Stock issued shall not exceed the Maximum of the Valuation Range.

(iv) Offering Does Not Meet Minimum.  If the aggregate number of shares of Common Stock subscribed for in the Subscription Offering together with the orders for shares accepted in the Community Offering multiplied by the Purchase Price is less than the Minimum of the Valuation Range, then in such

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event HoldCo may (w) cancel the Offering and terminate this Plan, (x) establish a new Valuation Range, (y) extend, reopen or hold a new Offering, or (z) take such other action as it deems reasonably necessary. If a new Valuation Range is established and the Offering is extended, reopened or continued as part of a new Offering, Persons who previously submitted subscriptions will be required to confirm, revise or cancel their original subscriptions. If original subscriptions are canceled, any related payment will be refunded (without interest).

If, following a reduction in the Valuation Range, the aggregate number of shares of Common Stock subscribed for, or for which orders have been accepted, in the Offering multiplied by the Purchase Price is equal to or greater than the Minimum of the Valuation Range (as such Valuation Range has been reduced), then HoldCo on the Effective Date shall: (i) issue shares of Common Stock to Participants in the Subscription Offering in an amount sufficient to satisfy the subscriptions of such subscribers in full, and (ii) issue to purchasers in the Community Offering whose orders have been accepted such additional number of shares of Common Stock such that the aggregate number of shares of Common Stock to be issued multiplied by the Purchase Price shall be at least equal to the Minimum of the Valuation Range (as such Valuation Range has been reduced).

(v) Participant Eligibility.  Notwithstanding anything to the contrary set forth in this Plan, HoldCo shall have the right in its absolute discretion and without liability to any subscriber, purchaser, underwriter or any other Person to determine which proposed Persons and which subscriptions and orders in the Offering meet the criteria provided in this Plan for eligibility to purchase Common Stock and the number of shares eligible for purchase by any Person. HoldCo’s determination of these matters shall be final and binding on all parties and all Persons. HoldCo shall have absolute and sole discretion to accept or reject, in whole or in part, any offer to purchase that is made or received in the course of the Community Offering, irrespective of a Person’s eligibility under this Plan to participate in the Community Offering.

4.  GENERAL PROCEDURE FOR THE OFFERINGS.

As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 3 hereof.

5.  SUBSCRIPTION OFFERING.

Subscription Rights to purchase shares of Common Stock at the Purchase Price will be distributed by HoldCo to the Participants in the following priorities:

(a) Eligible Members (First Priority).  Each Eligible Member shall receive, without payment, non-transferable Subscription Rights to purchase up to five percent (5%) of the total shares of Common Stock sold in the Offering (or such maximum purchase limitation as may be established for the Community Offering or Public Offering); provided, however, that the maximum number of shares that may be purchased by Eligible Members in the aggregate shall be equal to the Maximum of the Valuation Range divided by the Purchase Price.

In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Members so as to permit each such Eligible Member, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of (i) the number of shares subscribed for or (ii) 1,000 shares. Any shares of Common Stock remaining after such initial allocation will be allocated among the subscribing Eligible Members whose subscriptions remain unsatisfied in the proportion in which (i) the aggregate number of shares as to which each such Eligible Member’s subscription remains unsatisfied bears to (ii) the aggregate number of shares as to which all such Eligible Members’ subscriptions remain unsatisfied; provided, however, that no fractional shares of Common Stock shall be issued. If, because of the magnitude of the oversubscription, shares of Common Stock cannot be allocated among subscribing Eligible Members so as to permit each such Eligible Member to purchase the lesser of 1,000 shares or the number of shares subscribed for, then shares of Common Stock will be allocated among the subscribing Eligible Members in the proportion in which: (i) the aggregate number of shares

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subscribed for by each such Eligible Member bears to (ii) the aggregate number of shares subscribed for by all Eligible Members; provided, however, that no fractional shares of Common Stock shall be issued.

(b) ESOP (Second Priority).  The ESOP shall receive, without payment, non-transferable Subscription Rights to purchase at the Purchase Price a number of shares of Common Stock equal to ten percent (10%) of the total number of shares of Common Stock to be issued in the Offering as set forth in Section 3(c). An oversubscription by Eligible Members shall not reduce the number of shares of Common Stock that may be purchased by the ESOP under this section.

(c) Directors, Officers and Employees (Third Priority).  Each Director, Officer and Employee shall receive, without payment, non-transferable Subscription Rights to purchase up to five percent (5%) of the total shares of Common Stock sold in the Offering (or such maximum purchase limitation as may be established for the Community Offering or Public Offering); provided, however, that such Subscription Rights shall be subordinated to the Subscription Rights of the Eligible Members and the ESOP; and provided, further, that such Subscription Rights may be exercised only to the extent that there are shares of Common Stock that could have been purchased by Eligible Members and the ESOP, but which remain unsold after satisfying the subscriptions of all Eligible Members and the ESOP; provided, however, that the aggregate number of shares purchased by all of the Directors, Officers and Employees and their Associates shall not exceed 35% of the total number of shares issued in the Offering. In the event of an oversubscription among the Directors, Officers, and Employees the subscription of any one Director, Officer or Employee shall be equal to the product of (i) the number of shares available for subscription by all Directors, Officers, and Employees, and (ii) a fraction, expressed as a percentage, the numerator of which is the number of shares to which the subscribing Director, Officer or Employee subscribed and the denominator of which is the total number of shares subscribed by all Directors, Officers and Employees.

A Director, Officer or Employee who subscribes to purchase shares of Common Stock and who also is eligible to purchase shares of Common Stock as an Eligible Member will be deemed to purchase Common Stock first in his or her capacity as an Eligible Member.

(d) Limitations on Subscription Rights.  Subscription rights granted under this Plan will be nontransferable, nonnegotiable personal rights to subscribe for and purchase shares of Common Stock at the purchase price established hereunder. Subscription Rights under this Plan will be granted without payment, but subject to all the terms, conditions and limitations of this Plan. Any Person purchasing Common Stock hereunder will be deemed to represent and affirm to HoldCo and the Company that such Person is purchasing for his or her own account and not on behalf of any other Person.

6.  COMMUNITY OFFERING OR PUBLIC OFFERING.

(a) If less than the total number of shares of the Common Stock are sold in the Subscription Offering, it is anticipated that remaining shares of Common Stock shall, if practicable, be sold by HoldCo in the Community Offering.

(b) In the Community Offering, HoldCo may accept, in its sole and absolute discretion, orders received from the following categories of preferred purchasers before accepting orders from the general public:

(i) licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with PMIC to market and distribute policies of insurance;

(ii) named insureds under policies of insurance issued by PMIC after the Eligibility Record Date; and

(iii) natural persons and trusts of natural persons (including individual retirement and Keogh retirement accounts and personal trusts in which such natural persons have substantial interests) who are residents of Lackawanna or Luzerne County, Pennsylvania.

(c) A Prospectus and an Order Form shall be furnished to such Persons as the Company may select in connection with the Community Offering, and each order for Common Stock in the Community Offering shall be subject to the absolute right of HoldCo to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. In the event of an

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oversubscription, subject to the preferences described above and the right of HoldCo to accept or reject, in its sole discretion, any order received in the Community Offering, any available shares will be allocated so as to permit each purchaser whose order is accepted in the Community Offering to purchase, to the extent possible, the lesser of 1,000 shares and the number of shares subscribed for by such person. Thereafter, any shares remaining will be allocated among purchasers whose orders have been accepted but remain unsatisfied on a pro rata basis, provided no fractional shares shall be issued.

(d) HoldCo may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by HoldCo.

(e) HoldCo may sell any shares of Common Stock remaining following the Subscription Offering and Community Offering in a Public Offering, if desired. The provisions of Section 7 shall not be applicable to the sales to underwriters for purposes of the Public Offering, but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Purchase Price less an underwriting discount to be negotiated among such underwriters and HoldCo, subject to any required regulatory approval or consent.

(f) If for any reason a Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or if the number of shares of Common Stock remaining to be sold after the Subscription Offering and Community Offering is so small that a Public Offering of those remaining shares would be impractical, the Company shall use its best efforts to obtain other purchases in such manner and upon such condition as may be necessary.

7.  LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

The following additional limitations and exceptions shall apply to all purchases of Common Stock in the Offering:

(a) To the extent that shares are available, no Person may purchase fewer than the lesser of (i) 25 shares of Common Stock or (ii) shares of Common Stock having an aggregate purchase price of $250.00 in the Offering.

(b) In addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Offering (including without limitation the Subscription Offering and/or Community Offering), shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering, except that the ESOP may purchase ten percent (10%) of the total shares of Common Stock issued in the Offering as set forth in Section 3(c). The limit set forth in this section shall not be construed to increase any other purchase limit provided herein. Purchases of shares of Common Stock in the Offering by any Person shall not exceed five percent (5%) of the total shares of Common Stock sold in the Offering irrespective of the different capacities in which such person may have received Subscription Rights under this Plan.

(c) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Officers, and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by the ESOP or other Tax-Qualified Employee Stock Benefit Plans or Non Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees, beneficiaries or participants of any such plan for purposes of determining compliance with the limitations set forth in this section, and (iii) shares of Common Stock purchased by any plan participant in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of Subscription Rights granted to such plan participant in his individual capacity as an Eligible Member or Director or Officer or Employee and/or purchases by such plan participant in the Community Offering shall not be deemed to be purchases by the ESOP or other Tax-Qualified Employee Stock Benefit Plans for purposes of calculating the maximum amount of Common Stock that the ESOP and other Tax-Qualified Employee Stock Benefit Plans may purchase.

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(d) The Company may increase or decrease any of the purchase limitations set forth herein at any time; provided that in no event shall the maximum purchase limitation applicable to Eligible Members be less than the maximum purchase limitation percentage applicable to any other class of subscribers or purchasers in the Offering. In the event that either an individual or aggregate purchase limitation is increased after commencement of the Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for or order the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Offering. In the event that either an individual or the aggregate purchase limitation is decreased after commencement of the Offering, the orders of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for or ordered by such Person.

(e) Each Person who purchases Common Stock in the Offering shall be deemed to confirm that such purchase does not conflict with the purchase limitations under this Plan or otherwise imposed by law. The Company shall have the right to take any action as it may, in its sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this section and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right of HoldCo to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which it believes might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and HoldCo and the Company shall be free from any liability to any Person on account of any such action.

8.  TIMING OF THE OFFERINGS, MANNER OF PURCHASING COMMON STOCK AND ORDER FORMS.

(a) The exact timing of the commencement of the Offering shall be determined by HoldCo in consultation with any financial or advisory or investment banking firm retained by it in connection with the Offering. HoldCo may consider a number of factors in determining the exact timing of the commencement of the Offering, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of insurance companies in particular. HoldCo shall have the right to withdraw, terminate, suspend, delay, revoke or modify the Offering at any time and from time to time, as it in its sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

(b) HoldCo shall have the absolute right, in its sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form that is (i) improperly completed or executed, (ii) not timely received, (iii) not accompanied by the proper payment, or (iv) submitted by a Person whose representations HoldCo believes to be false or who it otherwise believes, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. HoldCo may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of HoldCo of the terms and conditions of the Order Forms shall be final and conclusive. Once HoldCo receives an Order Form, the order shall be deemed placed and will be irrevocable.

(c) HoldCo shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Persons entitled to subscribe reside. However, HoldCo has no obligation to offer or sell shares to any Person under the Plan if such Person resides in a foreign country or in a jurisdiction of the United States with respect to which (i) there are few Persons otherwise eligible to subscribe for shares under this Plan who reside in such jurisdiction, (ii) the granting of Subscription Rights or the offer or sale of shares of Common Stock to such Persons would require HoldCo or its Directors, Officers or Employees, under the laws of such jurisdiction, to register as a broker or dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such jurisdiction, or HoldCo would be required to qualify as a foreign corporation or file a consent to service of process in

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such jurisdiction, or (iii) such registration or qualification in the judgment of HoldCo would be impracticable or unduly burdensome for reasons of cost or otherwise.

9.  PAYMENT FOR COMMON STOCK.

(a) Payment for shares of Common Stock ordered by Persons in the Offering shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment shall be made by check or money order at the time the Order Form is delivered to HoldCo.

(b) Consistent with applicable laws and regulations, payment for shares of Common Stock ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed or loaned by HoldCo or the Company and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

(c) Each share of Common Stock issued in the Offering shall be non-assessable upon payment in full of the Purchase Price.

10.  CONDITIONS TO THE OFFERINGS.

Consummation of the Offering is subject to (i) the receipt of all required federal and state approvals for the issuance of Common Stock in the Offering, (ii) approval of the Plan by the members of PMMHC as provided in Section 2105 of the Pennsylvania BCL, and (iii) the sale in the Offering of such minimum number of shares of Common Stock within the Valuation Range as may be determined by the Board of Directors of PMMHC and HoldCo.

11.  SPECIAL MEETING OF MEMBERS.

Following the approval of the Plan by the PID, a special meeting of the members of PMMHC will be held by PMMHC in accordance with the Bylaws of PMMHC and applicable Pennsylvania law. The Board of Directors of PMMHC shall establish a record date for members entitled to vote at the special meeting in accordance with the Bylaws of PMMHC and applicable Pennsylvania law (the “Voting Record Date”). Notice of the special meeting will be given by PMMHC to members eligible to vote as of the Voting Record Date by mailing (i) a notice of the special meeting, (ii) a proxy statement, (iii) a form of proxy by which members may vote in favor of or against the Conversion, and (iv) a copy of this Plan as approved by the PID, to the address of each member eligible to vote as such address appears on the records of PMMHC on the Voting Record Date.

Pursuant to Section 2105 of the Pennsylvania BCL and the Bylaws of PMMHC, the Plan must be approved by the affirmative vote of at least a majority of the votes entitled to be cast at the special meeting. Voting may be in person or by proxy. PMMHC shall be promptly notified of the vote of the members taken at the special meeting.

12.  ARTICLES OF INCORPORATION.

As part of the Conversion, the existing Articles of Incorporation of PMMHC will be amended and restated to authorize PMMHC to operate as a stock corporation. By approving this Plan, the members of PMMHC will also be requested to approve the amendment and restatement of PMMHC’s existing Articles of Incorporation. A form of the amended and restated Articles of Incorporation is attached hereto as “EXHIBIT A” Prior to completion of the Conversion, the form of amended and restated Articles of Incorporation may be revised in accordance with the provisions and limitations for amending this Plan under Section 17 hereof. The amendment and restatement of the existing Articles of Incorporation of PMMHC shall occur on the Effective Date.

13.  REQUIREMENT FOLLOWING OFFERING FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

HoldCo shall register the Common Stock pursuant to the Securities Exchange Act of 1934, as amended. HoldCo shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.

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14.  RESTRICTIONS ON TRANSFER OF COMMON STOCK.

(a) All shares of the Common Stock which are purchased in the Offering by Persons other than Insiders shall be transferable without restriction. Shares of Common Stock purchased by Insiders in the Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of six months following the date of purchase, except for any disposition of such shares following the death of the Insider or Associate. The shares of Common Stock issued by HoldCo to Insiders and their Associates shall bear the following legend giving appropriate notice of such six-month restriction:

The shares represented by this Certificate may not be sold by the registered holder hereof for a period of six months from the date of the issuance printed hereon, except in the event of the death of the registered holder. This restrictive legend shall be deemed null and void after six months from the date of this Certificate.

(b) In addition, HoldCo shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

(c) The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

15.  STOCK COMPENSATION PLANS.

Subject to the approval of the adoption of a Tax-Qualified Employee Stock Benefit Plan as required by the Commissioner’s 1998 Order and the further approval of the appropriate Board of Directors, the Company plans to adopt one or more Tax-Qualified Employee Stock Benefit Plans in connection with the Offering, including, without limitation, the ESOP. Subsequent to the Offering, subject to Pennsylvania Insurance Commissioner approval and the further approval of the appropriate Board of Directors, the Company may adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, Option Plans and MRPs; provided however, that, any such plan shall be implemented in accordance with applicable laws and regulations. Subject to Pennsylvania Insurance Commissioner approval and the further approval of the appropriate Board of Directors, this Plan authorizes the grant and issuance by HoldCo of awards of Common Stock pursuant to an MRP or Option Plan in accordance with any applicable laws and regulations. In no event shall the aggregate amount of shares issued under such Option Plans and MRPs exceed 14% of the outstanding shares of Common Stock of HoldCo as of the close of the Offering.

16.  VOTING RIGHTS.

After consummation of the Conversion, exclusive voting rights with respect to PMMHC shall be vested in HoldCo, which will hold of all of PMMHC’s outstanding capital stock.

17.  AMENDMENT OR TERMINATION.

This Plan may be substantively amended at any time by the Board of Directors of PMMHC as a result of comments from regulatory authorities or otherwise. This Plan may be terminated at any time by the Board of Directors of PMMHC.

18.  INTERPRETATION.

References herein to provisions of federal and state law shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Directors of PMMHC and any subsequent amendments to such provisions. All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of PMMHC shall be final.

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EXHIBIT B

AMENDED AND RESTATED ARTICLES OF INCORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF PMMHC CORP.

FIRST.  The name of the Corporation is PMMHC Corp.

SECOND.  The location and post office address of the registered office of the Corporation in this Commonwealth is 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18773-0016.

THIRD.  The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (“PABCL”). The purpose of the Corporation is, and it shall have unlimited power, to engage in and to perform any lawful act concerning, any and all lawful business for which company may be incorporated under the PABCL.

FOURTH.  The term of the Corporation’s existence is perpetual.

FIFTH.  The aggregate number of shares of capital stock which the company shall have authority to issue is One Million (1,000,000) shares of common stock, with a par value of $0.01 per share. Any or all classes of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall be represented thereby until the certificate is surrendered to the Corporation.

SIXTH.  The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than three (3) nor more than fifteen (15) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 2010; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 2011; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2012. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed.

SEVENTH.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted.

IN TESTIMONY WHEREOF, a duly authorized officer of the company has signed these amended and restated Articles of Incorporation this      day of          , 2009.

Douglas A. Gaudet, President and Chief
Executive Officer

[Penn Millers Mutual Holding Company]
A REQUEST THAT YOU VOTE
Dear Member:
As a follow-up to our recent mailing, this is to remind you that your vote is very important.
The Board of Directors of Penn Millers Mutual Holding Company has voted unanimously in favor of a plan to convert from a Pennsylvania mutual holding company to a Pennsylvania stock holding company. As part of this plan, we have formed Penn Millers Holding Corporation, which will become the parent holding company of Penn Millers Mutual, and Penn Millers Mutual will become the stock holding company of Penn Millers Insurance Company. We are converting Penn Millers Mutual so that we may obtain capital to support and grow our operations and so that members/policyholders, directors, officers and employees may purchase our stock and share in our success.
To accomplish the conversion, your participation is extremely important. On behalf of the Board, I ask that you help us meet our goal by casting your vote in favor of the plan of conversion and mailing your signed proxy card immediately in the enclosed [COLOR] postage-paid envelope marked “PROXY RETURN.” Should you choose to attend the special meeting of members and vote in person, you may do so by giving written notice of revocation to the Secretary of Penn Millers Mutual. If you have multiple policies at Penn Millers Insurance Company, you may receive more than one mailing. If you do receive more than one proxy card, please vote, sign and return each one.
If the plan of conversion is approved let me assure you that:
•	Existing insurance coverage under your policy with Penn Millers Insurance Company will not undergo any change as a result of the conversion.

•	Voting for approval of the plan will not obligate you to buy any shares of common stock.
If you have any questions after reading the enclosed material, please call our Stock Information Center at (888) 764-2743, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer

PROXY REQUEST
WE NEED YOUR VOTE
Dear Member:
Your vote on our plan of conversion has not yet been received. Your vote is very important to us. Please vote, sign and mail the enclosed proxy card today.
Remember: Voting does not obligate you to buy shares of common stock. Your Board of Directors has approved the plan of conversion and urges you to vote in favor of the plan of conversion. Your existing insurance coverage under your policy will not undergo any change as a result of the conversion.
A postage-paid envelope is enclosed with the proxy card. If you have any questions, please call our conversion center at (877) 764-2743.
Sincerely,
Douglas A. Gaudet
President and Chief Executive Officer
Please vote today by returning all proxy cards received.